Exhibit 10.53

FORM OF AMENDMENT TO STOCK OPTION AGREEMENT

           This AMENDMENT TO STOCK OPTION AGREEMENT (this “Amendment”) is entered into as of June 3, 2011 by and between CNS Response, Inc. (“CNS”) and _______________ (“Grantee,” and, together with CNS, the “Parties”).

WHEREAS, the Parties are party to that certain Stock Option Agreement dated _______ __, ____ (the “Option Agreement”).

NOW, THEREFORE, in consideration of the premises, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	The Section of the Option Agreement titled “TERM” is hereby amended and restated in its entirety to read as follows:

“This Option expires in any event upon the earlier of (i) the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the Notice of Stock Option Grant (fifth anniversary for a more than 10% stockholder as provided under the Plan if this is an incentive stock option) and (ii)(A) if this Option is granted to you as an employee of the Company, ninety (90) days after you cease to be an employee of the Company or (B) if this Option is granted to you as a consultant to the Company, twelve (12) months after you cease to provide consulting services to the Company.”

2.	The Section of the Option Agreement titled “FORM OF PAYMENT” is hereby amended and restated in its entirety to read as follows:

“When you submit your notice of exercise, you must include payment of the Option exercise price for the shares you are purchasing.  Payment may only be made by your personal check, a cashier’s check or a money order.  Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Company in its sole discretion.”

3.	The Section of the Option Agreement titled “RESTRICTIONS ON RESALE” is hereby amended and restated in its entirety to read as follows:

“By signing this Agreement, you agree not to sell any Option shares at a time when applicable laws, the rules or policies of the securities exchange on which the Company’s shares of common stock are then listed, Company policies or an agreement between the Company and its underwriters prohibits such a sale.  This restriction will apply as long as you are an employee, consultant or director of the Company or a subsidiary of the Company.”

4.	The second and third paragraphs of the Section of the Option Agreement titled “TRANSFER OF OPTION” are hereby amended and restated in their entirety to read as follows:

“However, if this Option is designated as a nonstatutory stock option in the Notice of Stock Option Grant, then the ‘Administrator’ (as defined in the Plan) may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members, provided that such transfer would not otherwise be prohibited by the rules or policies of the securities exchange on which the Company’s shares of common stock are then listed. For purposes of this Agreement, ‘family member’ means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest.

In addition, if this Option is designated as a nonstatutory stock option in the Notice of Stock Option Grant, then the Committee may, in its sole discretion, allow you to transfer this option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights, provided that such transfer would not otherwise be prohibited by the rules or policies of the securities exchange on which the Company’s shares of common stock are then listed.”

5.	Except as specifically set forth herein, the Option Agreement remains in full force and effect.

6.
In the event of a conflict between the terms of this Amendment and the terms of the Company's Amended and Restated 2006 Stock Incentive Plan (the “Plan”), the terms of this Amendment shall prevail and control.

7.
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  For purposes of this Amendment, a facsimile or electronic copy of a signature printed by a receiving facsimile machine or printer shall be deemed an original signature.

8.
This Amendment will be governed by, construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any conflict of laws principles that would permit or require the application of the laws of another jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be delivered as of the date first above written.

CNS: CNS RESPONSE, INC.

By:
Name
Title

GRANTEE:

Name